Exhibit 10.1
CONFIDENTIAL TREATMENT REQUESTED UNDER
17 C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.24b-2.
[*****] INDICATES OMITTED MATERIAL THAT IS THE
SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST
FILED SEPARATELY WITH THE COMMISSION.
THE OMITTED MATERIAL HAS BEEN FILED
SEPARATELY WITH THE COMMISSION.
Sprint / Clearwire First Amendment to the MVNO Support Agreement (3G)
This Sprint / Clearwire First Amendment (“First Amendment”) is made to the MVNO Support Agreement dated May 7, 2008, between Sprint Spectrum L.P. (“Sprint"); Comcast MVNO II, LLC (“Comcast”); BHN Spectrum Investments, LLC (“BHN”); and TWC Wireless, LLC (“TWC”) and to which Clearwire Communications LLC (“Clearwire”) later joined (the “3G MVNO Agreement”). This First Amendment is between and binding upon Sprint and Clearwire only. Sprint and Clearwire are each a “Party” and are collectively referred to as the “Parties” under this First Amendment.
The following modified and added terms and conditions are made a part of the Agreement effective as of the date the last party signs below (“First Amendment Effective Date”).
Clearwire and Sprint agree as follows:
1. This First Amendment is contingent upon the Parties executing all of the following documents: (1) April 2011 Clearwire / Sprint Amendment to the 4G MVNO Agreement; (2) First Amendment to the December 23, 2009 Dual Mode Settlement Letter Agreement; (3) Amended and Restated Enhanced In-Building Coverage Deployment Agreement; (4) Settlement and Release Agreement; and (5) Omnibus Agreement, Dual Mode Letter Amendment, CNS Agreement Amendment and Settlement Agreement.
2. The 3G MVNO Agreement is amended by deleting Schedule 1.0 in its entirety and replacing it with the attached Schedule 1.0. The prices set forth in the attached Schedule 1.0 are available to Clearwire as of the First Amendment Effective Date.
3. [*****].
4. The 3G MVNO Agreement is amended by deleting section 2.3.1(a) in its entirety and replacing it as follows:
(a) The Parties acknowledge and agree that Clearwire is a limited purpose reseller of the PCS Service and that Clearwire will in good faith structure its marketing, advertising, distribution and promotions activities in a manner reasonably designed to target its Private Label Service to Permitted Targeted End Users; provided, however, that the marketing, advertising, distribution or promotion by Clearwire of prepaid refresh or supporting cards, whether on a standalone basis or otherwise, shall be a violation of this Section 2.3.1.
5. The 3G MVNO Agreement is amended by deleting section 2.3.2(b) in its entirety and replacing it as follows:
(b) For purposes of this Agreement, a “Non-Qualifying End User” means, with respect to Clearwire, any End User of Clearwire (other than any End Users purchasing only prepaid Private Label Service, any End Users purchasing Private Label Service pursuant to Section 2.3.4 or sales made pursuant to an Agency Agreement) that meets the following requirement:
(i) Such End User is not a Permitted Targeted End User.
6. The 3G MVNO Agreement is amended by deleting section 2.3.4 in its entirety.
7. The 3G MVNO Agreement is amended by deleting section 2.8 in its entirety and replacing it as follows:
     2.8 Limitation on Reselling

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Subject to the conditions and restrictions set forth in this Section 2.8 and Section 2.7, Clearwire may resell the PCS Service (which for the purposes of this Section 2.8 includes the Core Network Services, Sprint Data Service and the Sprint Data Transport Service) on a wholesale basis as provided in this Section 2.8. For purposes of this Section 2.8, the phrase “resell the PCS Services on a wholesale basis” means sell the PCS Service to a Person with the intent that such Person will resell the PCS Service to another Person instead of consuming the PCS Service.
(a) Permission to Resell. Clearwire may resell the PCS Services on a wholesale basis to any Person (a “Permitted Wholesaler”) except as specifically prohibited and restricted in Sections 2.8 (b), 2.8(c), 2.8(d), 2.8(e), 2.8(f), and 2.8(g).
(b) Prohibitions on Resale. Clearwire may not resell the PCS Services on a wholesale basis to the following Persons, including their respective Affiliates [*****].
(c) Restrictions on Resale. Clearwire may not resell the PCS Services on a wholesale basis to the following Persons, including their respective Affiliates (each of which is referred to as a “Restricted Wholesaler”), until Sprint has given its written approval, which approval shall not be unreasonably withheld (based on Sprint’s own technical, operational, or economic interests) or delayed:[*****]. After Sprint has provided its approval, then Clearwire may resell the PCS Services on a wholesale basis to the Restricted Wholesalers, including their respective Affiliates, if approved by Sprint, and Sprint shall not unreasonably withhold or delay its approval to such resale. In such event, Clearwire will provide the request in writing to Sprint. Sprint will approve or reject the request in writing (including a detailed written description of the reasons for rejection) within 10 business days or the request will be deemed approved.
(d) Once Sprint is authorized to resell Wireless Broadband Services on a wholesale basis to the “Limited Wholesalers” [*****], then Clearwire is authorized to resell the PCS Services on a wholesale basis to the Limited Wholesalers.
(e) Prohibitions on Re-Wholesaling. Permitted Wholesalers are not permitted to resell the PCS Service to the following Persons, including their respective Affiliates (each of which is referred to as a “Prohibited Re-Wholesaler”): Any Prohibited Wholesaler, any Restricted Wholesaler unless such Restricted Wholesaler has become a Permitted Wholesaler pursuant to Section 2.8(c) above, and any Limited Wholesaler unless such Limited Wholesaler has become a Permitted Wholesaler pursuant to Section 2.8(d) above.
(f) Restrictions on Re-Wholesale. If Clearwire resells the PCS Service on a wholesale basis to the following Persons, including their respective Affiliates (each of which is referred to as a “Restricted Re-Wholesaler”): [*****]. In such event, Clearwire will provide the request in writing to Sprint. Sprint will approve or reject the request in writing (including a detailed written description of the reasons for rejection) within 10 business days or the request will be deemed approved.
Clearwire will have the right to escalate any rejection by utilizing the dispute resolution process described in Sections 17.7 and 17.8. As to any of the Restricted Re-Wholesalers approved for resale to another Person who intends to resell the PCS Service further, such entity shall be deemed to be a Permitted Wholesaler.
(g) Additional Restrictions. [*****]
8. The 3G MVNO Agreement is amended by adding a new section 2.14 as follows:
     2.14 Pre-payment of Service Usage Charges [*****]
9. The 3G MVNO Agreement is amended by deleting section 7.4.2(c) in its entirety and replacing it as follows:
(c) With respect to any disputes between Clearwire, Sprint, and at least one other SIG Party, within 30 days of receipt of a detailed explanation of a dispute pursuant to Section 7.4.2(a) or 7.4.2(b) from the disputing SIG Party, Sprint will notify such SIG Party in writing of its good faith determination regarding the disputed charge or charges together with a reasonably detailed explanation of the basis

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for its determination, and will credit such SIG Party’s account, if appropriate, within such 30-day period; provided that if Sprint fails to notify such SIG Party in writing within such 30-day period of its determination, Sprint shall be deemed to have agreed with such SIG Party’s explanation of the dispute and promptly thereafter credit such SIG Party’s account for all of the disputed charges set forth in its dispute notice to the extent such amounts were previously paid to Sprint and not withheld pursuant to 7.4.2(a). If, after receipt of Sprint’s written determination, such SIG Party continues to dispute all or a portion of the charges originally set forth in its dispute notice, such SIG Party shall have the right to submit such dispute to arbitration pursuant to Section 17.8 (after first submitting such dispute to dispute resolution pursuant to Section 17.7) for resolution by delivering written notice thereof to Sprint within 30 days of receipt of Sprint’s written determination. If such SIG Party fails to deliver such written demand for arbitration pursuant to Section 17.8 within such 30-day period, such SIG Party shall be deemed to have agreed with Sprint’s determination of the disputed charge or charges and shall be required to pay in accordance with Section 7.4.2(d) below any amount determined to be due and owing to Sprint that was previously withheld (it being understood that if such SIG Party delivers a written demand for arbitration for only a portion of the amount remaining in dispute, such SIG Party shall be deemed to have agreed with Sprint’s determination of such portion of such amount not submitted to arbitration and shall be required to pay in accordance with Section 7.4.2(d) below any portion of such amount not submitted to arbitration that is determined to be due and owing to Sprint and was previously withheld). No SIG Party may withhold any amounts from current period payments for disputes from any subsequent payment under Section 7.2.
With respect to any disputes between Clearwire and Sprint only, within 30 days of receipt of a detailed explanation of a dispute pursuant to Section 7.4.2(a) or 7.4.2(b) from Clearwire, Sprint will notify Clearwire in writing of its good faith determination regarding the disputed charge or charges together with a reasonably detailed explanation of the basis for its determination, and will credit Clearwire’s account, if appropriate, within such 30-day period; provided that if Sprint fails to notify Clearwire in writing within such 30-day period of its determination, Sprint shall be deemed to have agreed with Clearwire’s explanation of the dispute and promptly thereafter credit Clearwire’s account for all of the disputed charges set forth in its dispute notice to the extent such amounts were previously paid to Sprint and not withheld pursuant to 7.4.2(a). If, after receipt of Sprint’s written determination, Clearwire continues to dispute all or a portion of the charges originally set forth in its dispute notice, Clearwire shall have the right to submit such dispute to negotiation between executives pursuant to Section 17.8(k)(i) (Negotiation Between Executives) and then arbitration pursuant to Section 17.8(i)(ii) (Arbitration) for resolution by delivering written notice thereof to Sprint within 30 days of receipt of Sprint’s written determination. For the avoidance of doubt, Clearwire and Sprint are not required to follow the timelines contained in Section 17.7 (Dispute Resolution). If Clearwire fails to deliver such written notice for negotiation between executives contained in Section 17.8(k)(i) within such 30-day period, Clearwire shall be deemed to have agreed with Sprint’s determination of the disputed charge or charges and shall be required to pay in accordance with Section 7.4.2(d) below any amount determined to be due and owing to Sprint that was previously withheld (it being understood that if Clearwire delivers a written demand for arbitration for only a portion of the amount remaining in dispute, Clearwire shall be deemed to have agreed with Sprint’s determination of such portion of such amount not submitted to arbitration and shall be required to pay in accordance with Section 7.4.2(d) below any portion of such amount not submitted to arbitration that is determined to be due and owing to Sprint and was previously withheld). Clearwire may not withhold any amounts from current period payments for disputes from any subsequent payment under Section 7.2.
10. The 3G MVNO Agreement is amended by adding the following to the end of section 9.3 (Sprint Network Fraud Detection and Responsibility):
Sprint will follow a data fraud monitoring procedure that is based on industry standard best practices. The fraud monitoring procedure will include reporting processes to inform Clearwire of any issues identified. Sprint will work jointly with Clearwire to develop a plan to mitigate and/or eliminate any issues identified. Sprint will apply the same or better network fraud monitoring procedures used for its or any of its Controlled Affiliate’s retail operations for Sprint.

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11. The 3G MVNO Agreement is amended by deleting section 17.7 (Dispute Resolution) in its entirety and replacing it as follows:
17.7 Dispute Resolution. With respect to any disputes between Clearwire, Sprint, and at least one other SIG Party, except as set forth in the proviso to Section 17.8(a) or in Section 17.8(h) or 17.10, each Party will comply with the following dispute resolution process with respect to any disputes arising under this Agreement prior to pursuing any other remedies available to it. Any Party involved in such dispute shall notify the other Party or Parties involved in such dispute in writing of the basis of the dispute. Within 10 Business Days (or such longer period as may be agreed upon) following the date that a Party provided such notice, a team from each Party involved in such dispute (consisting of at least one senior executive from such Party) shall meet and confer in person or by telephone conference in an attempt to resolve such dispute. In the event that such teams are unable to resolve any such dispute within 20 Business Days following the date that a Party provided such notice of dispute, any Party involved in such dispute may pursue any remedies available to it.
With respect to any disputes between Clearwire and Sprint only, subject to the dispute process specifically listed in Section 7.4, the dispute resolution and arbitration process contained in Section 17.8(k) will apply. The process contained in this Section 17.7 does not apply.
12. The 3G MVNO Agreement is amended by adding a new section 17.8(k) immediately following section 17.8(j), as follows:
(k) Dispute Resolution between Clearwire and Sprint. For all disputes that involve only Clearwire and Sprint, the dispute resolution contained in this Section 17.8(k) will apply in lieu of Sections 17.8(a) through 17.8(i). For the avoidance of doubt, for any disputes that involve Sprint, Clearwire, and at least one other SIG Party, the procedures in Sections 17.8(a) through 17.8(i) will apply, unless all parties to the dispute agree to be bound by the procedures in this Section 17.8(k).
     (i) Negotiation Between Executives. Sprint and Clearwire will attempt in good faith to resolve any dispute arising out of or relating to this Agreement or the 4G MVNO Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Either Sprint or Clearwire may give the other Party written notice of any dispute not resolved in the normal course of business. The Parties will make reasonable efforts to group or categorize the disputes in order to more efficiently resolve the disputes. Within 15 days after delivery of the notice, the receiving Party will submit to the other Party a written response. The notice and response will include (a) a statement of that Party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within 30 days after delivery of the initial notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.
     (ii) Arbitration. If at any time after the initial meeting between the Parties’ executives as set forth in Section 17.8(k)(i) above or if the Parties’ executives fail to meet during the 30 day period following delivery of the initial notice, then 60 days after delivery of the initial notice, either Party determines that the dispute cannot be resolved through such negotiation, any dispute between Sprint and Clearwire arising out of or relating to this Agreement or the 4G MVNO Agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution (“CPR”) Rules for Non-Administered Arbitration by a sole arbitrator chosen from the CPR panels of neutrals, which arbitrator shall be experienced in and knowledgeable about the wireless wholesale industry or telecommunications wholesale industry (if no one experienced and knowledgeable in the wireless wholesale industry is reasonably available), and shall have a relevant technical background, and shall have no prior, existing, or potential material relationship with Sprint or Clearwire. If no arbitrator with those qualifications can be identified in the CPR panels, the arbitrator shall be chosen from CPR’s General Counsel Panel and shall be required to have 10 years of business or professional experience

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involving complex business or legal matters. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of the arbitration shall be New York, New York, or such other location as the parties mutually agree.
     (iii) Notwithstanding anything to the contrary in this Section 17.8(k) (and whether or not a matter is first submitted to arbitration pursuant to this Section 17.8(k), either Party may apply to a court having jurisdiction pursuant to Section 17.9 to the extent necessary (i) to seek injunctive relief to prevent breaches of this Agreement or to enforce specifically the performance or terms and provisions hereof (including to enforce any agreement hereunder to arbitrate), (ii) to avoid the expiration of any applicable limitation period, (iii) to preserve a superior position with respect to other creditors or (iv) to challenge or vacate any final judgment, award or decision of the arbitrator that does not comport with the express provisions of this Section 17.8.
13. All other terms and conditions in the 3G MVNO Agreement, not expressly amended above, will remain in effect in their unmodified form, and neither Party waives any claims, rights or remedies with respect to the other Party.
Each party has caused this First Amendment to be executed by its authorized representative.

Sprint Spectrum L.P.			Clearwire Communications LLC

By:	/s/ Steven Elfman		By:	/s/ John Stanton
	Name:	Steven Elfman		Name:	John Stanton
	Title:	President		Title:	Chairman & CEO
	Date:	April 14, 2011		Date:	April 18, 2011

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Schedule 1.0
PCS Services
Certain Definitions:
Capitalized terms not otherwise defined herein have the respective meanings set forth in the MVNO Support Agreement to which this Schedule 1.0 is attached (the “Agreement”). In addition, for purposes of this Schedule 1.0, the following terms, as used herein, have the following meanings:
“Roaming International SMS” means SMS messages that an End User of a SIG Party originates while off the Sprint Network that terminates outside the country of origin.
“Roaming SMS” means: (i) SMS messages that an End User of a SIG Party originates while off the Sprint Network that terminates in the country of origin, and (ii) SMS messages received by an End User of a SIG Party while off the Sprint Network.
“Short Code” is defined as a less than nine-digit number that is used for routing SMS messages sent by mobile subscribers to mobile applications and services as part of Premium SMS Service.
“SMTP” means Simple Mail Transfer Protocol and SMTP is used by the messaging gateway(s) of the Sprint Network for (i) relaying an SMS message from a wireless handset or device to an SMTP address or (ii) relaying a received SMTP message to the appropriate End User of a SIG Party using SMS.
“Sprint International SMS” means SMS messages that an End User of a SIG Party originates on the Sprint Network that terminates outside the United States.
“Sprint SMS” means (i) SMS messages that an End User of a SIG Party originates on the Sprint Network that terminates domestically, and (ii) SMS messages received by an End User of a SIG Party on the Sprint Network.

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1. Description of Services
1.1	The Sprint Network is a digital wireless communications network that uses Code Division Multiple Access (“CDMA”) technology. Itemized below are the rates and charges associated with certain services to be provided by Sprint to each SIG Party in connection with the provision of PCS Service pursuant to the Agreement. Handsets, Wireless PDAs, “smart phones” and other similar devices will be considered “handsets” as that term is used in this Schedule 1.0. Wireless Data Cards and Data Centric Devices will not be considered “handsets” as that term is used in this Schedule 1.0.

1.2	For purposes of this Schedule 1.0, each SIG Party shall have the right to assign and reassign any of its End Users to any of the rate plans set forth below at any time and from time to time, subject to the satisfaction of any required conditions specified in any such plans.

1.3	Each End User mobile terminated SMS message can include up to 160 characters. Individual handsets may not be able to receive an End User SMS message if the handset is: (a) turned off; (b) Roaming where text messaging is not available; or (c) traveling in a Market that does not have text messaging capabilities. An SMS message will be deemed terminated regardless of whether or not it is actually delivered to a handset. Each mobile originated SMS message of a SIG Party or any of its End Users can include up to 160 characters. Individual handsets must have mobile origination capabilities. Individual handsets may not be able to successfully originate a message if the handset is (a) not provisioned; (b) turned off; (c) traveling in a Sprint Service Provider Affiliate Market that does not have text messaging capabilities; or (d) Roaming where text messaging is not available. An SMS message will be deemed originated regardless of whether or not it is actually delivered.
2. Rates and Charges [*****]
Audit Rights
Sprint will provide to each SIG Party, at the time the adjustment analysis is completed pursuant to Sections 2.1.2, 2.2.1.2, 2.2.2.2, 2.2.3.2 and/or 2.2.4.3, written confirmation from the President, Wholesale Services of Sprint that Sprint is in compliance with the provisions of this Schedule 1.0, such notification to include a reasonably detailed description of the applicable adjustment, if any, but not including the underlying data related to Sprint’s retail business; provided that to the extent that Sprint provides the underlying data related to Sprint’s retail business to any other reseller, Sprint shall provide comparable information to the SIG Parties. The SIG Parties then party to this Agreement shall have the right at any time during the Term (including any phase-out period), at the SIG Parties’ sole cost and expense and upon 60 days’ prior written notice, to cause the examination (during reasonable business hours) of those books and records of Sprint reasonably necessary to determine Sprint’s compliance with the provisions of this Schedule 1.0 (“Pricing Related Obligations”). Any such examinations shall be conducted by an independent certified public accounting firm designated by the SIG Parties then party to the Agreement (it being understood that if such independent certified public accounting firm is not a “Big 4” accounting firm, then Sprint shall have the right to approve the SIG Parties’ designation of such independent certified public accounting firm (which approval shall not be unreasonably withheld, conditioned or delayed)) (hereinafter the “Independent Auditor”). The SIG Parties’ right to perform such an audit shall be limited to no more than once each for each 6-Month Period. If, as a result of the examination performed hereunder, the Independent Auditor determines that Sprint is in compliance with the Pricing Related Obligations, then the Independent Auditor shall provide written notice to the SIG Parties stating only that Sprint is in compliance. If, as a result of the examination performed hereunder, the Independent Auditor determines that Sprint has failed to comply with the Pricing Related Obligations, then the Independent Auditor shall commence good faith discussions with Sprint regarding the provisions at issue. In the event that after good faith discussions, the Independent Auditor concludes that Sprint is, in fact, in compliance with the Pricing Related Obligations, then the Independent Auditor shall provide written notice to the parties stating only that Sprint is in compliance. In the event that after good faith discussions, the Independent Auditor concludes that Sprint has failed to comply with the Pricing Related Obligations, then Sprint shall authorize the Independent Auditor to provide to the SIG Parties only that limited information acquired during the course of the examination as is necessary, in the Independent Auditor’s

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reasonable discretion after consultation with Sprint with respect to the information proposed to be provided, for the SIG Parties to pursue its claim or claims related to Sprint’s non-compliance with such Pricing Related Obligations; any information that is not so necessary shall not be disclosed to the SIG Parties by the Independent Auditor and shall remain strictly confidential. Under no circumstances, other than the limited circumstances described in the immediately preceding sentence, shall any information acquired during the course of any examination or obtained during any discussions with Sprint be disclosed to the SIG Parties by the Independent Auditor. Any information so disclosed and any information derived from, and the process of, such review shall be Confidential Information and subject to the terms of Section 15 of the Agreement. Sprint shall provide reasonable assistance to the Independent Auditor in conducting an examination pursuant to this Section 7. If any such examination reveals a discrepancy (in total) of greater than [*****] in the amount paid by any SIG Party and the amount which should have been paid by such SIG Party, Sprint shall pay to such SIG Party an amount equal to the cost of such examination. If any such examination reveals a discrepancy in the amount paid by any SIG Party and the amount which should have been paid by such SIG Party, Sprint shall pay the amount of such discrepancy plus interest on the amount of such discrepancy at the rate of 1% per month from the date on which such amount was paid by or should have been paid to such SIG Party through the date on which payment is made to Sprint; provided, however, that in no event shall Sprint be required to make any such payment to the extent that such discrepancy relates to any amount paid by such SIG Party more than two years prior to the date such discrepancy was discovered by the Independent Auditor. Nothing in this Section 7 shall be construed as a limitation on any SIG Party’s other rights and remedies.

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Attachment No. 1 to Schedule 1.0
[*****]

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Schedule 14.0
Prepayment of Obligations
[*****]

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